                                                                  Exhibit 99.2


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included in Item 8 of this Form 10-K.

OVERVIEW

         Solutia's reportable segments and their major products are as follows:

         PERFORMANCE PRODUCTS                              INTEGRATED NYLON
         --------------------                              ----------------

SAFLEX(R) plastic interlayers                Nylon intermediate "building block" chemicals

LLUMAR(R), VISTA(R), GILA(R) and             Nylon polymers, including VYDYNE(R) and
FORMULA ONE PERFORMANCE                      ASCEND(R)
AUTOMOTIVE FILM(R) professional and
retail window films                          Carpet fibers, including the WEAR-DATED(R)
                                             and ULTRON(R) brands
THERMINOL(R) heat transfer fluids
                                             Industrial nylon fibers
SKYDROL(R) aviation hydraulic fluids and
SKYKLEEN(R) brand of aviation solvents

ASTROTURF(R), CLEAN MACHINE(R) and
CLEAR PASS(TM) entrance matting and
automotive spray suppression flaps

         Solutia evaluates the performance of its reportable segments based on segment profit, defined as earnings before interest expense and income taxes ("EBIT"), which includes marketing, administrative, technological and amortization expenses, gains and losses from asset dispositions and restructuring charges, certain equity earnings (losses) from affiliates, reorganization items and other income and expense items that can be directly attributable to the segment. Certain expenses and other items that are managed outside of the segments or cannot be directly attributable to the segment are excluded. These unallocated items consist primarily of corporate expenses, adjustments to LIFO valuation reserve, equity earnings from affiliates, other income and expense items, reorganization items, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the operating segment. There were no inter-segment sales in the periods presented below. See Note 22 to the consolidated financial statements for further information.

Summary of Significant 2006 Events

Senior Management Changes
-------------------------

          Solutia has continued to restructure its senior management team during 2006. In January 2006, Kent Davies joined Solutia as Senior Vice President and President, CPFilms. Mr. Davies leads Solutia's CPFilms business with responsibility for all commercial, operational and strategic aspects of the business. On February 22, 2006, Jeffry N. Quinn, Solutia's President and Chief Executive Officer, was elected by the board of directors as Chairman of the Board of Solutia. In connection with Mr. Quinn's election as Chairman of the Board, Paul H. Hatfield was named as the lead non-employee director.

Reorganization Strategy
-----------------------

         In 2006, Solutia continued its stated reorganization strategy with a focus on the principal objectives of (i) managing the businesses to enhance Solutia's performance; (ii) making changes to Solutia's asset portfolio to maximize the value of the estate; (iii) achieving reallocation of "legacy liabilities"; and (iv) negotiating an appropriate capital structure. Solutia took steps in 2006 to enhance its financial performance including using the tools of Chapter 11 and making changes to its asset portfolio, as explained below. Solutia also continues to pursue a reallocation of legacy liabilities in the Chapter 11 proceeding through negotiations with the other constituents in the Chapter 11 case. Solutia continues to work to establish a proper capital structure upon emergence from Chapter 11. However, as a result of the numerous uncertainties and complexities inherent in Solutia's Chapter 11 proceedings, its ability and timing of emergence from Chapter 11 are subject to significant uncertainty.

         PERFORMANCE ENHANCEMENT

         Solutia benefited in 2006 from several actions implemented earlier in the Chapter 11 reorganization process designed to enhance its performance. These included implementing significant general and administrative expense reductions; increasing performance-based compensation and benefits programs; making key senior management changes; initiating a cost reduction program at Solutia's operating sites focused on actions such as lean manufacturing techniques, yield improvement, maintenance savings and utilities optimization; and implementing an enterprise-wide procurement effort.

         Solutia amended its DIP credit facility on March 17, 2006 with Bankruptcy Court approval. This amendment, among other things, (i) increased the DIP credit facility from $525 million to $825 million; (ii) extended the term of the DIP credit facility from June 19, 2006 to March 31, 2007; and
(iii) decreased the interest rate on the term loan component of the DIP credit facility from LIBOR plus 425 basis points to LIBOR plus 350 basis points.

         On July 26, 2006, Solutia's indirect 100% owned subsidiary Solutia Services International S.C.A./Comm. V.A. ("SSI"), a subsidiary of SESA, entered into a (euro)200 million Facility Agreement (the "Facility Agreement") that closed on August 1, 2006. SESA used the proceeds from the Facility Agreement to refinance all of its (euro)200 million of 10 percent Euronotes due 2008 (the "Euronotes") on August 1, 2006. The refinancing significantly reduced the fixed interest rate of 10 percent to a lower adjustable rate structure of EURIBOR plus 275 basis points, which was 6.31 percent at December 31, 2006.

         Solutia expects that both of these refinancings will provide greater flexibility in executing Solutia's reorganization strategy along with significant interest savings.

         A key element of Solutia's reorganization strategy is a significantly more proactive commercial approach, one that recognizes that the long-term success of its customers requires a strong and dependable supplier. This new commercial perspective strives for a true partnership and is not based on the premise that the suppliers subsidize investments in materials, technology or people. Solutia's commercial approach has better managed with customers the risk of movements in the oil and energy markets, in some cases via formula pricing, to ensure the value chain remains connected to key raw material and energy cost inputs. Solutia intends to ensure the long term success of our customers by pricing its products adequately to fund customer-driven technology and innovation resulting in a stream of highly innovative and unique products and services. This commercial approach benefited the Company significantly in 2006, as the Company was able to expand operating margins, even though raw materials were approximately $91 million higher than 2005.

         PORTFOLIO EVALUATION

         Solutia's stated strategy is to build a portfolio of high-potential businesses that can consistently deliver returns in excess of Solutia's cost of capital. As part of this strategy, Solutia made several changes to re-shape its asset portfolio in 2006. On March 1, 2006, pursuant to a stock purchase agreement among Solutia, Vitro and Vitro Plan, a wholly-owned subsidiary of Vitro, Solutia acquired Vitro Plan's 51 percent stake in Quimica (originally formed in 1996 as a joint venture between Vitro, Vitro Plan, and Monsanto) for approximately $20 million in cash. As a result of this acquisition, Solutia became the sole owner of Quimica and its plastic interlayer plant located in Puebla, Mexico.

         In addition, SESA sold its pharmaceutical services business to Dishman Pharmaceuticals and Chemicals Ltd. ("Dishman") pursuant to a Stock and Asset Purchase Agreement on August 22, 2006. Under the terms of the agreement, Dishman purchased 100 percent of the stock of the pharmaceutical services business, for $77 million.

         On February 27, 2007, Solutia reached a definitive agreement to purchase Akzo Nobel's stake in the Flexsys joint venture. Solutia and Akzo Nobel have entered into a letter agreement committing the parties to execute the definitive agreement upon completion of consultation with Dutch employee works council representatives. The proposed transaction is subject to approval by the United States Bankruptcy Court, receipt of required regulatory approvals, finalizing the definitive purchase agreement for Akzo Nobel's Crystex manufacturing operations in Japan and the fulfillment of other customary closing conditions. Solutia will fund the purchase via $150 million of funding under the January 2007 amended DIP credit facility and additional funding through Flexsys.

         In addition, Solutia continues to evaluate its options, including potential sales, with respect to certain of its non-core businesses and assets in order to maximize the value of such non-core assets for stakeholders.

         REALLOCATION OF LEGACY LIABILITIES

         The Plan and Disclosure Statement provide for, among other things, the reallocation of certain Legacy Liabilities among Solutia, Monsanto and Pharmacia and sets forth the treatment that various constituencies in the Chapter 11 Cases would receive under the Plan. See Note 1 to the accompanying consolidated financial statements for further description of the Plan and Disclosure Statement, as well as a summary of developments in Solutia's ongoing Chapter 11 bankruptcy case.

         Summary Results of Operations

         The discussion below and accompanying consolidated financial statements have been prepared in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"), and on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business. However, as a result of the Chapter 11 bankruptcy proceedings, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties.

         Net sales and operating income (loss) of Solutia are as follows for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                 2006         2005        2004
                                                                                      ----         ----        ----

Net Sales....................................................................        $2,795       $2,645      $2,529
                                                                                     ======       ======      ======

Operating Income (Loss):
    Performance Products Segment Profit (a)..................................        $  130       $  126      $   74
    Integrated Nylon Segment Loss (a)........................................            (3)          (5)        (21)
         Add: LIFO adjustment................................................            (3)         (39)        (45)
         Add: Corporate Expenses.............................................           (41)         (64)        (89)
         Add: Equity (Earnings) Loss from Affiliates, Other (Income) Expense,
         and Reorganization Items, net included in Segment Profit (Loss).....             4           19          --
                                                                                     ------       ------      ------

Operating Income (Loss)......................................................        $   87       $   37      $  (81)
                                                                                     ======       ======      ======
Gains (Charges) included in Operating Income (Loss)..........................        $    7       $  (14)     $  (62)
                                                                                     ======       ======      ======

----------------------------------------------------------------------------------------------------------------------

(a) See Note 22 to the accompanying consolidated financial statements for description of the computation of operating segment profit (loss).

         The $150 million, or 6 percent, increase in net sales in 2006 reflects higher average selling prices of approximately 6 percent. Solutia's net sales for 2005 increased by $116 million, or 5 percent, as compared to 2004. This increase in net sales reflected higher average selling prices of approximately 11 percent, partially offset by lower sales volumes of approximately 6 percent.

         As indicated in the preceding table, operating results for each year were affected by various charges which are described in greater detail in the "Results of Operations" section below. Operating income improved by $50 million in 2006 as compared to 2005 primarily as a result of higher net sales, controlled spending, and lower adjustments to the Company's LIFO reserve, as are more fully discussed below, partially offset by higher overall raw material and energy costs of approximately $91 million. The 2005 results as compared to the 2004 results improved by $118 million, primarily as a result of higher net sales and controlled spending, partially offset by higher raw material and energy costs of approximately $214 million. Solutia's policy of utilizing a LIFO inventory methodology for domestic inventories results in the full recognition of increases in raw material costs in the immediate period. The considerable increases in raw material costs noted above resulted in substantial adjustments to the Company's LIFO reserve in 2004, 2005, and, to a lesser extent, 2006.

Financial Information
---------------------

         Summarized financial information concerning Solutia and subsidiaries in reorganization and subsidiaries not in reorganization as of and for the year-ended December 31, 2006 is presented as follows:

                                                   Solutia and                                      Solutia and
                                                 Subsidiaries in  Subsidiaries not in               Subsidiaries
                                                 Reorganization      Reorganization    Eliminations  Consolidated
                                                 --------------      --------------    ------------  ------------

Net sales.................................           $ 2,360            $   893           $  (458)      $ 2,795
Operating income..........................                 2                 61                24            87
Net income................................                 2                 86               (86)            2
Total assets..............................             1,767                849              (557)        2,059
Liabilities not subject to compromise.....             1,209                470               (64)        1,615
Liabilities subject to compromise.........             1,963                 --              (114)        1,849
Total shareholders' equity (deficit)......            (1,405)               379              (379)       (1,405)


CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these consolidated financial statements, Solutia has made its best estimates of certain amounts included in these consolidated financial statements. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. Management has discussed the development, selection and disclosure of these critical accounting policies and estimates with the Audit and Finance Committee of Solutia's Board of Directors.

         Solutia believes that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on the consolidated financial statements and require assumptions that can be highly uncertain at the time the estimate is made. Solutia considers the following items to be its critical accounting policies:

          o    Environmental Remediation
          o    Self-Insurance
          o    Income Taxes
          o    Impairment of Long-Lived Assets
          o    Impairment of Goodwill and Indefinite-Lived Intangible Assets
          o    Pension and Other Postretirement Benefits

         Solutia also has other significant accounting policies. Solutia believes that, compared to the critical accounting policies listed above, the other policies either do not generally require estimates and judgments that are as difficult or as subjective, or are less likely to have a material impact on the reported results of operations for a given period.

         Environmental Remediation

         With respect to environmental remediation obligations, Solutia's policy is to accrue costs for remediation of contaminated sites in the accounting period in which the obligation becomes probable and the cost is reasonably estimable. Cost estimates for remediation are developed by assessing, among other items, (i) the extent of Solutia's contribution to the environmental matter; (ii) the number and financial viability of other potentially responsible parties; (iii) the scope of the anticipated remediation and monitoring plan; (iv) settlements reached with governmental or private parties; and (v) Solutia's past experience with similar matters. Solutia's estimates of the environmental remediation reserve requirements typically fall within a range. If Solutia believes no best estimate exists within a range of possible outcomes, in accordance with existing accounting guidance, the minimum loss is accrued. Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from third parties.

         These estimates are critical because Solutia must forecast environmental remediation activity into the future, which is highly uncertain and requires a large degree of judgment. Therefore, the environmental reserves may materially differ from the actual liabilities if Solutia's estimates prove to be inaccurate, which could materially affect results of operations in a given period. Uncertainties related to recorded environmental liabilities include changing governmental policy and regulations, judicial proceedings, the number and financial viability of other potentially responsible parties, the method and extent of remediation and future changes in technology. Because of these uncertainties, the potential liability for existing environmental remediation reserves not subject to compromise may range up to two times the amounts recorded. These valuations of future environmental costs do not contemplate the uncertainties inherent in Solutia's bankruptcy proceedings, as the potential impact of the Chapter 11 proceedings upon future environmental costs cannot be reasonably determined at this time. Due to these uncertainties, certain of the environmental liabilities have been classified as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2006, and have been excluded from the aforementioned range of possible outcomes of existing environmental remediation reserves. The potential liability for existing environmental remediation reserves classified as subject to compromise, if ultimately retained by Solutia as part of an accepted plan of reorganization, could be materially different than amounts recorded. The estimate for environmental liabilities is a critical accounting estimate for both reportable segments.

         Self-Insurance

         Solutia maintains self-insurance reserves to cover its estimated future legal costs, settlements and judgments related to workers' compensation, product, general, automobile and operations liability claims that are less than policy deductible amounts or not covered by insurance. Self-insured losses are accrued based upon estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry, Solutia's historical experience and certain case-specific reserves as required, including estimated legal costs. The maximum extent of the self-insurance provided by Solutia and related insurance recoveries are dependent upon a number of factors including the facts and circumstances of individual cases and the terms and conditions of the commercial policies. Solutia has purchased commercial insurance in order to reduce its exposure to workers' compensation, product, general, automobile and property liability claims. Policies for periods prior to the Solutia Spinoff are shared with Pharmacia. This insurance has varying policy limits and deductibles. When recovery from an insurance policy is considered probable, a receivable is recorded. Self-insurance reserve estimates are critical because changes to the actuarial assumptions used in the development of these reserves can materially affect earnings in a given period and Solutia must forecast loss activity into the distant future which is highly uncertain and requires a large degree of judgment.

         Actuarial reserve indications are projections of the remaining future payments for workers' compensation, product, general, automobile and operations liability claims for which Solutia is legally responsible. These projections are made in the context of an uncertain future where variations between estimated and actual amounts are attributable to many factors, including changes in operations, changes in judicial environments, shifts in the types or timing of the reporting of claims, changes in the frequency or severity of losses and random chance. The actuarial estimates of the reserve requirements fall within a range. The actuary's best estimate of the liability is generally near the middle of the actuary's range; accordingly, Solutia has recorded the liability at this level. The range of outcomes is not material to the consolidated financial statements for losses that are not stayed by the Chapter 11 proceedings. These valuations of future self-insurance costs do not contemplate the uncertainties inherent in Solutia's bankruptcy proceedings, as the potential impact of the Chapter 11 proceedings upon future self-insurance costs cannot be reasonably determined at this time. Due to these uncertainties, certain of the self-insurance liabilities have been classified as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2006, and have been excluded from the range of possible outcomes of existing self-insurance reserves. The potential liability for existing self-insurance liabilities classified as subject to compromise, if ultimately retained by Solutia as part of an accepted plan of reorganization, could be materially different than amounts recorded. The estimate for self-insurance liabilities is a critical accounting estimate for both reportable segments.

         Income Taxes

         Solutia accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities at enacted rates. Solutia bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. Solutia records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While Solutia has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event Solutia were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should Solutia determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The consolidated financial statements include increases in valuation allowances as a result of uncertainty created by Solutia's Chapter 11 bankruptcy filing.

         Solutia's accounting for deferred tax consequences represents management's best estimate of future events that can be appropriately reflected in the accounting estimates. Changes in existing tax laws, regulations, rates and future operating results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

         Impairment of Long-Lived Assets

         Impairment tests of long-lived assets, including finite-lived intangible assets, are made when conditions indicate the carrying value may not be recoverable. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than its carrying value. Solutia's estimate of the cash flows is based on information available at that time including these and other factors: sales forecasts, customer trends, operating rates, raw material and energy prices and other global economic indicators and factors. If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate determined by Solutia to be commensurate with the risk inherent in the business model. These estimates are critical because changes to Solutia's assumptions used in the development of the impairment analyses can materially affect earnings in a given period and Solutia must forecast cash flows into the future which is highly uncertain and requires a significant degree of judgment. The consolidated financial statements do not reflect any adjustments for the impairment of long-lived assets that may result as part of the approval and implementation of a plan of reorganization to be submitted as part of the Chapter 11 bankruptcy process. The estimate for impairment of long-lived assets is a critical accounting estimate for both reportable segments.

         Impairment of Goodwill and Indefinite-Lived Intangible Assets

         Goodwill and indefinite-lived intangible assets are reviewed for impairment annually under the provisions of Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets. However, as required by SFAS No. 142, impairment analyses are performed more frequently if changes in circumstances indicate the carrying value may not be recoverable during the intervening period between annual impairment tests. Solutia performs the review for impairment at the reporting unit level. The impairment assessment is completed by determining the fair values of the reporting units using income and market multiple approaches and comparing those fair values to the carrying values of the reporting units. If the fair value of a reporting unit is less than its carrying value, Solutia then allocates the fair value of the reporting unit to all the assets and liabilities of that reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for this differential. This valuation process involves assumptions based upon management's best estimates and judgments that approximate the market conditions experienced at the time the impairment assessment is made. These assumptions include but are not limited to earnings and cash flow projections, discount rate and peer company comparability. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates. The consolidated financial statements do not reflect any adjustments for the impairment of goodwill and indefinite-lived intangible assets that may result as part of the approval and implementation of a plan of reorganization to be submitted as part of the Chapter 11 bankruptcy process. The estimate for impairment of goodwill and indefinite-lived intangible assets is a critical accounting estimate for the Performance Products reportable segment. The Integrated Nylon reportable segment does not have goodwill or indefinite-lived intangible assets.

         Pension and Other Postretirement Benefits

         Under the provisions of SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, measurement of the obligations under the defined benefit pension plans and the other postemployment benefit ("OPEB") plans are subject to several significant estimates. These estimates include the rate of return on plan assets, the rate at which the future obligations are discounted to value the liability and health care cost trend rates. Additionally, the cost of providing benefits depends on demographic assumptions including retirements, mortality, turnover and plan participation. Solutia typically uses actuaries to assist it in preparing these calculations and determining these assumptions. Solutia's annual measurement date is December 31 for both the pension and OPEB plans.

         The expected long-term rate of return on pension plan assets assumption was 8.75 percent and 9.00 percent in 2006 and 2005, respectively. The expected long-term rate of return on pension plan assets assumption is based on the target asset allocation policy and the expected future rates of return on these assets. A hypothetical 25 basis point change in the assumed long-term rate of return would result in a change of approximately $2 million to pension expense.

         The discount rate used to remeasure the pension plans was 5.75 in 2006 and 5.50 percent in 2005, and the discount rates to remeasure the other postretirement benefit plans were 5.75 percent in 2006 and 5.50 percent in 2005. Solutia establishes its discount rate based upon the internal rate of return for a portfolio of high quality bonds with maturities consistent with the nature and timing of future cash flows for each specific plan. A hypothetical 25 basis point change in the discount rate for Solutia's pension plans results in a change of approximately $19 million in the projected benefit obligation and less than a $1 million change in pension expense. A hypothetical 25 basis point change in the discount rate for Solutia's OPEB plans results in a change of approximately $8 million in the accumulated benefit obligation and less than $1 million change to OPEB expense.

         Solutia estimated the five-year assumed trend rate for healthcare costs in 2006 to be 9 percent with the ultimate trend rate for healthcare costs grading by 1 percent each year to 5 percent by 2010 and remaining at that level thereafter. A 1 percent change in the assumed health care cost trend rate would have changed the postretirement benefit obligation by $3 million as of December 31, 2006 and would have had a less than $1 million change to OPEB expense in 2006. Solutia's costs for postretirement medical benefits are capped for many current retirees and active employees; therefore, the impact of this hypothetical change in the assumed health care cost trend rate is limited.

         These valuations of future pension and other postretirement costs do not include the uncertainties inherent in Solutia's Chapter 11 bankruptcy proceedings, as the potential impact of the Chapter 11 proceedings upon future spending for these items cannot be reasonably determined at this time. Due to these uncertainties, all pension and postretirement liabilities related to Solutia entities that have filed Chapter 11 bankruptcy have been classified as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2006.

RESULTS OF OPERATIONS

Performance Products

----------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                             2006      2005       2004
                                                                                  ----      ----       ----

Net Sales....................................................................    $1,064    $1,003     $  941
                                                                                 ======    ======     ======

Segment Profit...............................................................    $  130    $  126     $   74
                                                                                 ======    ======     ======
    Net Charges and Reorganization Items, net included in Segment Profit ....    $  (12)   $  (10)    $  (23)
                                                                                 ======    ======     ======

----------------------------------------------------------------------------------------------------------------

         The $61 million, or 6 percent, increase in 2006 net sales compared to 2005 resulted from higher selling prices of approximately 4 percent and increased sales volumes of approximately 2 percent. Higher average selling prices were experienced in SAFLEX(R) plastic interlayer products, LLUMAR(R) and VISTA(R) professional film products and THERMINOL(R) heat transfer fluids. Increased sales volumes were experienced in SAFLEX(R) plastic interlayer products, due to increasing demand and inclusion of sales from the Puebla, Mexico plant for ten months during 2006 as a result of the Quimica acquisition as further discussed in Note 4, and, LLUMAR(R) and VISTA(R) professional film products, partially offset by lower volumes in THERMINOL(R) heat transfer fluids.

         The $62 million, or 7 percent, increase in 2005 net sales compared to 2004 resulted from higher selling prices of approximately 4 percent and increased sales volumes of approximately 3 percent. Higher average selling prices were experienced in SAFLEX(R) plastic interlayer products, LLUMAR(R) and VISTA(R) professional window film products and THERMINOL(R) heat transfer fluids. Increased sales volumes were experienced in SAFLEX(R) plastic interlayer products and THERMINOL(R) heat transfer fluids, partially offset by lower volumes due to the cessation of Solutia's chlorobenzenes operations in 2004.

         The $4 million, or 3 percent, improvement in 2006 segment profit in comparison to 2005 resulted principally from higher net sales, partially offset by higher raw material and energy costs of approximately $25 million and higher charges. Segment profit in 2006 included $8 million of reorganization items, which consisted primarily of restructuring charges related to the shut down of operations at the Queeny Plant in St. Louis, Missouri and other non-strategic operations, as well as $4 million of restructuring charges consisting principally of severance costs for non-debtor entities that was not included within reorganization items. Segment profit in 2005 included $8 million of reorganization items, which consisted primarily of adjustments to record certain pre-petition claims at estimated amounts of the allowed claims, as well as $2 million of restructuring charges consisting principally of severance costs for non-debtor entities that was not included within reorganization items.

         The $52 million improvement in 2005 segment profit in comparison to 2004 resulted principally from lower charges and higher net sales, partially offset by higher raw material and energy costs. Segment profit in 2005 included $8 million of reorganization items, which consisted primarily of adjustments to record certain pre-petition claims at estimated amounts of the allowed claims, as well as $2 million of restructuring charges consisting principally of severance costs for non-debtor entities that was not included within reorganization items. Segment profit in 2004 included $21 million of charges, including $18 million of restructuring costs related principally to the closure of Solutia's chlorobenzenes operations as well as certain other non-strategic operations, and $3 million of asset write-offs and repairs and maintenance charges resulting from the impact of Hurricane Ivan at the Martinsville, Virginia plant. Segment profit in 2004 also included $2 million of reorganization items involving primarily severance related costs incurred as part of Solutia's overall reorganization process.

Integrated Nylon

----------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                             2006      2005       2004
                                                                                  ----      ----       ----

Net Sales....................................................................    $1,731    $1,642     $1,588
                                                                                 ======    ======     ======

Segment Loss.................................................................    $   (3)   $   (5)    $  (21)
                                                                                 ======    ======     ======
    Net Charges and Reorganization Items, net included in Segment
      Loss...................................................................    $   (6)   $  (21)    $   (5)
                                                                                 ======    ======     ======

----------------------------------------------------------------------------------------------------------------

         The $89 million, or 5 percent, increase in 2006 net sales as compared to 2005 resulted primarily from higher average selling prices of approximately 8 percent, partially offset by lower sales volumes of approximately 3 percent. Average selling prices increased in all businesses as a result of favorable market conditions and in response to the escalating cost of raw materials. Lower sales volumes were experienced within carpet fibers in 2006 and sales volumes were impacted by the exit from the unprofitable acrylic fibers operations in the second quarter 2005. These volume reductions were partially offset by higher sales volumes in intermediate chemicals and nylon plastics and polymers.

         The $54 million, or 3 percent, increase in 2005 net sales as compared to 2004 resulted primarily from higher average selling prices of approximately 16 percent, partially offset by lower sales volume of approximately 13 percent. Average selling prices increased in all businesses in response to the escalating cost of raw materials. Sales volumes were negatively affected by Hurricanes Dennis, Katrina and Rita, which forced certain manufacturing facilities to reduce production rates due to the shortages of certain raw materials. Furthermore, Solutia declared force majeure in late September 2005 for certain products within its Integrated Nylon segment as a result of the these raw material and utility supply limitations some of which are a result of force majeure declarations by certain of Solutia's suppliers. The force majeure declaration was removed by Solutia in late November 2005. In addition, as a precaution for Hurricane Rita, the manufacturing facility in Alvin, Texas was forced to completely shut down its operations. This production slowdown did not allow Solutia to fully meet customer demand while certain customers were unable to take product due to their own operational issues resulting from the hurricanes. Sales volumes were also adversely affected as a result of Solutia's shutdown of the acrylic fibers operations in the second quarter 2005 but were partially offset because certain Solutia produced intermediate chemicals previously supplied to the acrylic fiber operations were sold into the intermediates merchant market. In addition, sales volumes were negatively impacted in 2005 as a result of contract rejections and terminations in the intermediate chemicals business in 2004.

         Segment loss decreased $2 million from a segment loss of $5 million in 2005 to a segment loss of $3 million in 2006 primarily as a result of higher net sales offset by higher raw material and energy costs of approximately $99 million and unfavorable manufacturing costs. The unfavorable manufacturing costs were precipitated by a manufacturing interruption incurred at the Alvin, Texas facility, resulting in a significant turnaround being accelerated in its timing, as well as extended in its duration, during the first quarter of this year. Manufacturing costs were also unfavorably impacted by fixed cost remaining in the business as a result of exiting the unprofitable acrylic fibers business in second quarter 2005. In addition, the shift in product mix from less carpet sales to greater amounts of intermediate chemicals had a negative impact on the utilization rates of the segment.

         Segment loss in 2006 also included reorganization items of $6 million comprised of $3 million of decommissioning and dismantling costs primarily due to the shut-down of the acrylic fibers business in 2005, $2 million of asset write-downs related to the exiting of various unprofitable businesses within the segment and $1 million of severance and retraining costs. The reorganization items in 2006 decreased by $15 million from 2005 due to lower shut-down costs as segment profit in 2005 consisted of $20 million principally to shut-down the acrylic fibers business.

         Segment losses decreased by $16 million in 2005 as compared to 2004 primarily as a result of higher net sales, partially offset by higher raw material and energy costs of approximately $189 million. In addition, segment profitability was affected by the aforementioned hurricanes experienced in 2005. Although Solutia's manufacturing facilities did not suffer significant physical damage, the manufacturing facility in Alvin, Texas was forced to completely shut down its operations ahead of Hurricane Rita as a precaution. Further, reduced availability of key raw material and energy sources affected the ability of certain plants to operate at normal production levels. As a result, Solutia experienced significant costs involved in shutting down and restarting these operations, significant unabsorbed fixed costs and lost sales volumes. Furthermore, the aforementioned declaration of force majeure by Solutia and certain of its customers as a result of the hurricanes had a negative impact on segment profit in 2005. In total, the amount of these aforementioned hurricane related costs was approximately $36 million in 2005. The hurricanes also resulted in a significant increase in raw material and energy prices during 2005; however, Solutia was successful in passing along these increases in raw materials and energy costs.

         Segment profit in 2005 also included reorganization items of $21 million comprised of $20 million principally due to the shut-down of the acrylic fibers business and $1 million of other restructuring charges. The shut-down costs included $12 million of asset write-downs, $7 million of decontamination and dismantling costs and $4 million of severance and retraining costs, partially offset by a $3 million gain from the sale of certain acrylic fibers assets. Segment profit in 2004 was affected by $5 million of charges resulting from the impact of Hurricane Ivan at the Pensacola, Florida and Foley, Alabama manufacturing facilities involving primarily repairs and maintenance costs, as well as asset write-offs.

Corporate Expenses

----------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                             2006      2005       2004
                                                                                  ----      ----       ----

Corporate Expenses...........................................................    $   41    $   64     $   89
                                                                                 ======    ======     ======
    Net Gains (Charges) included in Corporate Expenses.......................    $   11    $  (13)    $  (35)
                                                                                 ======    ======     ======

----------------------------------------------------------------------------------------------------------------

         Corporate expenses decreased by $23 million, or 36 percent, in 2006 as compared to 2005 principally due to lower charges. After consideration of the net gains and charges recorded in 2006 and 2005, corporate expenses were comparable year over year. Included in 2006 gains were a $20 million gain that resulted from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably (as further described in Note 20 of the accompanying consolidated financial statements), partially offset by a $9 million environmental charge that was precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of Solutia's facilities outside the U.S. that will likely result in the cessation of operations at that site. The $13 million charge recorded in 2005 resulted from curtailment and settlement activities as a result of amendments to Solutia's pension and postretirement plans (as more fully described in Note 16 to the accompanying consolidated financial statements).

         Corporate expenses decreased by $25 million, or 28 percent, in 2005 as compared to 2004 principally due to lower charges and other declines in corporate spending. Included in 2005 and 2004 corporate expenses were $13 million and $35 million, respectively, of net pension and other postretirement benefit plan curtailments and settlements (as more fully described in Note 16 to the accompanying consolidated financial statements). In addition, Solutia experienced continued benefits in 2005 of cost reduction measures taken in the second half of 2004 as part of implementing its overall reorganization strategy, partially offset by a modest increase in legal costs.

Equity Earnings (Loss) from Affiliates

--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                  2006        2005         2004
                                                                                       ----        ----         ----

Flexsys Equity Earnings (Loss)...................................................     $    37     $    35      $   (20)
Astaris LLC Equity Earnings (Loss)...............................................          --          59           (7)
Other Equity Earnings from Affiliates included in Reportable Segment
    Profit (Loss)................................................................           1           2            1
                                                                                      -------     -------      -------
Equity Earnings (Loss) from Affiliates...........................................     $    38     $    96      $   (26)
                                                                                      =======     =======      =======
    Gains (Charges) included in Equity Earnings (Loss) from Affiliates...........     $    (4)    $    52      $   (49)
                                                                                      =======     =======      =======

--------------------------------------------------------------------------------------------------------------------------

         Equity earnings (loss) from affiliates were affected by various items in both 2006 and 2005. During 2006, equity earnings from affiliates included $3 million in restructuring charges related to production asset rationalization and plant closures and $2 million related to asset impairment charges, partially offset by a non-operational gain of $1 million due to the reversal of a litigation reserve related to the Flexsys joint venture. During 2005, equity earnings from affiliates were impacted by a $50 million net gain realized in the Astaris joint venture from the sale of a majority of its assets to Israel Chemicals Limited ("ICL"), who purchased substantially all of the operating assets of Astaris for $255 million. Equity earnings in 2005 also included $2 million of net gains related to the Flexsys joint venture comprising a non-operational gain of $5 million, partially offset by $3 million of various restructuring charges. Flexsys earnings for 2006 were favorably impacted by a reduction in administrative expenses in comparison to 2005.

         Equity earnings (loss) from affiliates were affected by various items in both 2005 and 2004. During 2005, equity earnings from affiliates were impacted by a $50 million net gain realized in the Astaris joint venture from the sale of a majority of its assets. Under the terms of the agreement, ICL purchased substantially all of the operating assets of Astaris for $255 million, subject to certain purchase price adjustments. Equity earnings in 2005 also included $2 million of net gains related to the Flexsys joint venture comprising a non-operational gain of $5 million, partially offset by $3 million of various restructuring charges. During 2004, equity loss from affiliates was negatively affected by $49 million in restructuring and litigation charges resulting from (i) restructuring charges related to production asset rationalization and certain plant closures at both the Flexsys and Astaris joint ventures; (ii) severance charges at both the Flexsys and Astaris joint ventures; and (iii) charges recorded by the Flexsys joint venture related to litigation contingencies. Also included in the 2005 results compared to 2004 were higher earnings from both Astaris and Flexsys. Astaris' earnings improved as a result of improved product mix due to the 2004 restructuring activities discussed above and higher average net selling prices. Flexsys' earnings improved primarily due to higher average net selling prices.

Interest Expense

--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                  2006        2005         2004
                                                                                       ----        ----         ----
Interest Expense.............................................................         $   100     $    79      $   108
                                                                                      =======     =======      =======
    Charges included in Interest Expense.....................................         $    (4)    $    --      $   (25)
                                                                                      =======     =======      =======

--------------------------------------------------------------------------------------------------------------------------

         The $21 million, or 27 percent, increase in interest expense in 2006 in comparison to 2005 resulted principally from higher debt outstanding in 2006 than in 2005, partially offset by lower interest rates due to the March amendment of its DIP credit facility and the July refinancing of the Euronotes and subsequent partial pay down. In addition, results in 2006 included a $3 million charge related to SESA's Euronotes refinancing and a $1 million charge related to the amendment of the DIP credit facility. The amount of annual contractual interest not recorded was $32 million in both 2006 and 2005.

         The $29 million, or 27 percent, decrease in interest expense in 2005 in comparison to 2004 resulted principally from the write-off of unamortized debt issuance costs of $25 million in 2004. In addition, Solutia amended its DIP financing agreement on June 1, 2005, which reduced the interest rate on the term loan component of the DIP credit facility to LIBOR plus 4.25 percent from the previous interest rate of the greater of the prime rate plus 4.0 percent or 8.0 percent. The amount of annual contractual interest not recorded was $32 million in both 2005 and 2004.

Other Income, net

--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                2006          2005         2004
                                                                                     ----          ----         ----

Other Income, net............................................................       $    16       $     8      $    --
                                                                                    =======       =======      =======
    Other Income, net included in Reportable Segment Profit (Loss) ..........       $     9       $     9      $     1
                                                                                    =======       =======      =======

--------------------------------------------------------------------------------------------------------------------------

         Other income, net increased $8 million in 2006 as compared to 2005 primarily as a result of increased interest income due to higher cash balances on hand during 2006. The $8 million increase in other income, net in 2005 as compared to 2004 primarily resulted from the sale of various non-operating assets in 2005 coupled with lower currency losses.

Reorganization Items, net

--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                2006          2005         2004
                                                                                     ----          ----         ----

Reorganization Items, net ...................................................       $    71       $    49      $    73
                                                                                    =======       =======      =======
    Reorganization Items, net included in Reportable Segment Profit (Loss) ..       $    14       $    28      $     2
                                                                                    =======       =======      =======

--------------------------------------------------------------------------------------------------------------------------

         Reorganization Items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain, or loss that are realized or incurred by Solutia because it is in reorganization under Chapter 11 of the U.S. Bankruptcy Code. Reorganization items incurred in 2006 included $58 million of professional fees for services provided by debtor and creditor professionals directly related to Solutia's reorganization proceedings; $11 million of other reorganization charges primarily involving costs incurred with exiting certain non-strategic businesses; $4 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and
(ii) a retention plan for certain Solutia employees approved by the Bankruptcy Court; and a $2 million net gain from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims.

         Reorganization items incurred in 2005 included $49 million of professional fees for services provided by debtor and creditor professionals directly related to Solutia's reorganization proceedings; a $31 million net gain representing the difference between the settlement amount of certain pre-petition obligations and the corresponding amounts previously recorded; $12 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain Solutia employees approved by the Bankruptcy Court; $10 million of net charges for adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; and $16 million of other reorganization charges primarily involving costs incurred with exiting the acrylic fibers operations, partially offset by a $7 million gain from the reversal of the LIFO reserve associated with the inventory sold and/or written off as part of the business shut down.

Income Tax Expense (Benefit)

--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                2006          2005         2004
                                                                                     ----          ----         ----

Income Tax Expense (Benefit) ................................................       $    18       $    10      $    (7)
                                                                                    =======       =======      =======

    Increase in Valuation Allowances included in Income Tax Expense (Benefit)       $    27       $    12      $   108
                                                                                    =======       =======      =======

--------------------------------------------------------------------------------------------------------------------------

         Solutia's effective income tax expense (benefit) rate was approximately 47 percent in 2006 compared to approximately 77 percent in 2005. Decreases in valuation allowances in 2006 were $(4) million, of which $27 million was recorded in Income Tax Expense (Benefit) in the Consolidated Statement of Operations and $(31) million was recorded in Accumulated Other Comprehensive Loss in the Consolidated Statement of Comprehensive Income
(Loss), as compared to increases in valuation allowances in 2005 of $21 million, of which $12 million was recorded in Income Tax Expense (Benefit) in the Consolidated Statement of Operations and $9 million was recorded in Other Comprehensive Loss in the Consolidated Statement of Comprehensive Income
(Loss). The change in the valuation allowances in both 2006 and 2005 were provided principally for the U.S. deferred tax assets as a result of Solutia's Chapter 11 bankruptcy filing (as more fully described in Note 13 to the accompanying consolidated financial statements).

         Solutia's effective income tax expense (benefit) rate was approximately 77 percent in 2005 compared to approximately (2) percent in 2004. The above noted valuation allowance increases in 2005 and 2004 were the primary differences in comparing the 2005 and 2004 rates.

Discontinued Operations

--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                                2006          2005         2004
                                                                                     ----          ----         ----

Income (Loss) from Discontinued Operations, net of tax.........................     $    58       $    8       $   (24)
                                                                                    =======       ======       =======
--------------------------------------------------------------------------------------------------------------------------

         Income from discontinued operations consists of the results of Solutia's pharmaceutical services and water treatment phosphonates businesses. As described in Note 4 and Note 23 to the accompanying consolidated financial statements, SESA sold its pharmaceutical services business to Dishman on August 22, 2006 and DEQUEST(R), its water treatment phosphonates business to Thermphos Trading GmbH on May 31, 2007. Included in the results of discontinued operations for 2006 is a gain on the sale of the pharmaceutical services business of $49 million as well as a tax gain of $5 million. The tax gain resulted from the reversal of a valuation allowance established as a result of the merger of CarboGen and AMCIS subsidiaries of the pharmaceutical services business into one legal entity.

         Income from discontinued operations increased $32 million in 2005 as compared to 2004 primarily as a result of impairments in goodwill, long-lived assets and indefinite-lived intangible assets in the pharmaceutical services business in 2004 of $23 million, $12 million and $5 million, respectively. These charges were precipitated by the declining estimates of forecasted results given current economic and market conditions within the pharmaceutical services business environment.

Cumulative Effect of Change in Accounting Principle

Asset Retirement Obligations
----------------------------

         In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143 ("FIN 47"). FIN 47 clarifies that the term "conditional asset retirement obligation" as used in Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"), refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement, including those that may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when sufficient information to reasonably estimate the fair value of an asset retirement obligation is considered available.

         Upon adoption of SFAS No. 143 as of January 1, 2003, Solutia identified certain conditional asset retirement obligations; however, these obligations were not recorded due to uncertainties involved with the determination of settlement timing. With the clarification outlined by FIN 47 for valuation of conditional asset retirement obligations, Solutia reevaluated the valuation concerns involving settlement timing for these conditional asset retirement obligations and accordingly reported an asset retirement obligation of $7 million as of December 31, 2005. These obligations involve various federal, state and local regulations and/or contractual obligations to decontaminate and/or dismantle certain machinery and equipment, buildings, and leasehold improvements at Solutia's various operating locations.

         Asset retirement obligations were estimated for each of the Solutia's operating locations, where applicable, based upon Solutia's current and historical experience, adjusted for factors that a third-party would consider, such as overhead, profit and market risk premium. Estimated obligations were escalated based upon the anticipated timing of the related cash flows using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate. The impact of adoption resulted in a charge of $3 million recorded as a cumulative effect of change in accounting principle (net of tax) in the Consolidated Statement of Operations in 2005.

Summary of Events Affecting Comparability

         Charges and gains recorded in 2006, 2005 and 2004 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):

                                                                               2006
                                                 --------------------------------------------------------------

                                                 PERFORMANCE       INTEGRATED       CORPORATE/
                INCREASE/(DECREASE)               PRODUCTS           NYLON            OTHER        CONSOLIDATED
                                                  --------           -----            -----        ------------
IMPACT ON:

Cost of goods sold..........................        $  --            $  --            $   9            $   9     (a)
                                                       --               --              (20)             (20)    (b)
                                                        1               --               --                1     (c)
                                                  -------------------------------------------------------------
Total cost of goods sold ...................            1               --              (11)             (10)
Marketing ..................................            2               --               --                2     (c)
Administrative .............................            1               --               --                1     (c)
Technological ..............................           --               --               --               --
                                                  -------------------------------------------------------------
OPERATING INCOME IMPACT.....................           (4)              --               11                7

Interest expense............................           --               --               (1)              (1)    (d)
                                                       --               --               (3)              (3)    (e)
Equity income from affiliates...............           --               --               (4)              (4)    (f)
Loss on debt modification...................           --               --               (8)              (8)    (d)
Reorganization items, net...................           (8)              (6)             (57)             (71)    (g)
                                                  -------------------------------------------------------------
PRE-TAX INCOME STATEMENT IMPACT.............          (12)              (6)             (62)             (80)
                                                  ================================================
Income tax impact...........................                                                              (5)    (h)
                                                                                                   ------------
AFTER-TAX INCOME STATEMENT IMPACT...........                                                           $ (75)
                                                                                                   ============

     2006 EVENTS
     -----------
     a) Environmental charge in the first quarter 2006 precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of Solutia's facilities outside the U.S. that will likely result in the cessation of operations at that site ($9 million pre-tax and $6 million after-tax).

     b) Gain resulting from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably in the second quarter 2006, as further described in Note 20 of the accompanying consolidated financial statements ($20 million pre-tax and after-tax - see note (h) below).

     c) Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).

     d) Solutia recorded a charge of approximately $8 million (pre-tax and after-tax - see note (h) below) to record the write-off of debt issuance costs and to record the DIP credit facility as modified at its fair value. In addition, $1 million (pre-tax and after-tax - see note (h) below) of unamortized debt issuance costs associated with the DIP credit facility were written off at the time of modification in March 2006.

     e) Solutia refinanced its Euronotes in July 2006 and recorded early extinguishment costs at the time of refinancing ($3 million pre-tax and $2 million after-tax).

     f) Net charges at Flexsys, Solutia's 50 percent owned joint venture, included charges for restructuring and asset impairments of $5 million, partially offset by a non-operational gain of $1 million related to the reversal of a litigation reserve ($4 million pre-tax and after-tax - see note (h) below).

     g) Reorganization items, net consist of the following: $58 million of professional fees for services provided by debtor and creditor professionals directly related to Solutia's reorganization proceedings; $11 million of other reorganization charges primarily involving costs incurred with exiting certain non-strategic businesses; $4 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain Solutia employees approved by the Bankruptcy Court; and a $2 million

                                      13


          net gain from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims. ($71 million pre-tax and after-tax - see note (h) below)

     h) With the exception of items (a), (c) and (e) above, which primarily relate to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to Solutia's Chapter 11 bankruptcy filing.

                                                                               2005
                                                    -----------------------------------------------------------

                                                    PERFORMANCE    INTEGRATED       CORPORATE/
                 INCREASE/(DECREASE)                 PRODUCTS        NYLON            OTHER        CONSOLIDATED
                                                     --------        -----            -----        ------------
IMPACT ON:
Cost of goods sold..........................        $   1            $  --            $  --            $   1     (a)
                                                       --               --                9                9     (b)
                                                    -----------------------------------------------------------
Total cost of goods sold ...................            1               --                9               10
Marketing ..................................           --               --                1                1     (b)
Administrative .............................           --               --                2                2     (b)
Technological ..............................           --               --                1                1     (b)
                                                    -----------------------------------------------------------
OPERATING INCOME IMPACT.....................           (1)              --              (13)             (14)

Equity income from affiliates...............           --               --               52               52     (c)
Reorganization items, net...................           (7)             (21)             (21)             (49)    (d)
                                                    -----------------------------------------------------------
PRE-TAX INCOME STATEMENT IMPACT.............        $  (8)           $ (21)           $  18              (11)
                                                    ==============================================
Income tax benefit impact...................                                                              --     (e)
                                                                                                  -------------
AFTER-TAX INCOME STATEMENT IMPACT...........                                                           $ (11)
                                                                                                  =============

     2005 EVENTS
     -----------
     a) Restructuring costs related principally to severance and retraining costs ($1 million pre-tax and after-tax).

     b) Net pension and other postretirement benefit plan curtailments and settlements, as more fully described in Note 16 to the accompanying consolidated financial statements ($13 million pre-tax and after-tax
          - see note (e) below).

     c) Net gains related to Solutia's Flexsys and Astaris joint ventures, in each of which Solutia has a fifty percent interest. Astaris included a one-time gain of $50 million related to the sale of substantially all of its operating assets to ICL, as further described above. Flexsys included a one-time, non-operational gain of $5 million, partially offset by $3 million of various restructuring charges ($52 million pre-tax and after-tax - see note
          (e) below).

     d) Reorganization items, net consist of the following: $49 million of professional fees for services provided by debtor and creditor professionals directly related to Solutia's reorganization proceedings; a $31 million net gain representing the difference between the settlement amount of certain pre-petition obligations and the corresponding amounts previously recorded; $12 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain Solutia employees approved by the Bankruptcy Court; $10 million of net charges for adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; and $9 million of other reorganization charges primarily involving costs incurred with the exit from the acrylic fibers business. ($49 million pre-tax and after-tax - see note (e) below).

     e) With the exception of item (a) above, which primarily relates to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to Solutia's Chapter 11 bankruptcy filing.


                                      14


                                                                                     2004
                                                        -------------------------------------------------------------

                                                         PERFORMANCE       INTEGRATED     CORPORATE/
                 INCREASE/(DECREASE)                      PRODUCTS           NYLON          OTHER        CONSOLIDATED
                                                          --------           -----          -----        ------------
IMPACT ON:
Cost of goods sold.................................        $  18            $  --           $  --          $  18       (a)
                                                              --               --              26             26       (b)
                                                               3                5              --              8       (c)
                                                               1               --              --              1       (d)
                                                        -------------------------------------------------------------
Total cost of goods sold...........................           22                5              26             53
Marketing..........................................           --               --               2              2       (b)
Administrative.....................................           --               --               4              4       (b)
Technological......................................           --               --               3              3       (b)
                                                        -------------------------------------------------------------
OPERATING LOSS IMPACT..............................          (22)              (5)            (35)           (62)
Equity loss from affiliates........................           --               --             (49)           (49)      (e)
Interest expense...................................           --               --             (25)           (25)      (f)
Loss on debt modification..........................           --               --             (15)           (15)      (g)
Reorganization items, net..........................           (1)              (1)            (71)           (73)      (h)
                                                        -------------------------------------------------------------
PRE-TAX INCOME STATEMENT IMPACT....................        $ (23)           $  (6)          $(195)          (224)
                                                        ===============================================
Income tax benefit impact..........................                                                            6       (i)
                                                                                                        -------------
AFTER-TAX INCOME STATEMENT IMPACT..................                                                        $(218)
                                                                                                        =============

     2004 EVENTS
     -----------

     a) Restructuring costs related principally to the closure of Solutia's chlorobenzenes operations as well as certain other non-strategic operations, including costs for decommissioning and dismantling activities, future costs for non-cancelable operating leases, and severance and retraining costs ($18 million pre-tax and after-tax - see note (i) below).

     b) Net pension and other postretirement benefit plan curtailments and settlements, as more fully described in Note 16 to the accompanying consolidated financial statements ($35 million pre-tax and after-tax
          - see note (i) below).

     c) Losses incurred directly related to the hurricanes experienced in the U.S. in 2004 resulting in the disruption of operations and property damage at Solutia's operations in the Integrated Nylon chain located principally in the Southeastern part of the U.S., and the Performance Products location in Martinsville, Virginia. These costs included primarily asset write-offs and repairs and maintenance costs ($8 million pre-tax and after-tax - see note (i) below).

     d) Loss on the sale of the assets of Axio Research Corporation ($1 million pre-tax and after-tax - see note (i) below).

     e) Charges related to the Flexsys and Astaris joint ventures associated with litigation matters and restructuring activities involving contract rejections and terminations, dismantling costs, asset impairments and severance charges ($49 million pre-tax and after-tax
          - see note (i) below).

     f) Write-off of unamortized debt issuance costs related to the October 2003 and interim DIP credit facilities; both were retired in January 2004 with proceeds from the DIP credit facility ($25 million pre-tax and after-tax - see note (i) below).

     g) Loss due to the modification of Solutia's Euronotes in January 2004 ($15 million pre-tax and $9 million after-tax).

     h) Reorganization items, net consist of the following: $46 million of professional fees for services provided by debtor and creditor professionals directly related to Solutia's reorganization proceedings; $20 million charge for asset write-offs associated with contract rejections and terminations resulting from the ongoing reorganization-related evaluation of the financial viability of Solutia's existing contracts; $9 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain Solutia employees approved by the Bankruptcy Court; and $2 million of net gains for adjustments to record certain pre-petition claims at estimated amounts of the allowed claims. ($73 million pre-tax and after-tax - see note (i) below).

                                      15


     i) With the exception of item (g) above, which primarily relates to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to Solutia's Chapter 11 bankruptcy filing.

ENVIRONMENTAL MATTERS

         Solutia is subject to numerous laws and government regulations concerning environmental, safety and health matters in the United States and other countries. U.S. environmental legislation that has a particular impact on Solutia includes the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as Superfund). Solutia is also subject to the Occupational Safety and Health Act and regulations of the Occupational Safety and Health Administration ("OSHA") concerning employee safety and health matters. The EPA, OSHA and other federal agencies have the authority to promulgate regulations that have an impact on Solutia's operations. In addition to these federal activities, various states have been delegated certain authority under several of these federal statutes and have adopted environmental, safety and health laws and regulations. State or federal agencies having lead enforcement authority may seek fines and penalties for violation of these laws and regulations. Also, private parties have rights to seek recovery, under the above statutes or the common law, for civil damages arising from environmental conditions, including damages for personal injury and property damage.

         Expenditures for environmental capital projects were approximately $9 million in 2006 and $8 million in both 2005 and 2004. Expenditures for the management of environmental programs and remediation activities were approximately $60 million, $62 million and $69 million in 2006, 2005 and 2004, respectively. Included in environmental program management is the operation and maintenance of current operating facilities for environmental control, which is expensed in the period incurred, and $10 million, $12 million and $19 million in 2006, 2005 and 2004, respectively, for remediation activity, which was charged against recorded environmental liabilities. Recoveries from third parties were less than $1 million for both 2006 and 2005 and $2 million in 2004.

         Environmental compliance and remediation costs and other environmental liabilities incurred by Solutia generally fall into two broad categories: (a) those related to properties currently owned or operated by Solutia and (b) those related to properties that are not owned by Solutia, including non-owned properties adjacent to plant sites and certain owned offsite disposal locations. For the owned and operated sites, Solutia had an accrued liability of $78 million and $71 million as of December 31, 2006 and 2005, respectively, for solid and hazardous waste remediation, which represents Solutia's best estimate of the underlying obligation. In addition, this balance also includes post-closure costs at certain of Solutia's operating locations. This liability is not classified as subject to compromise in the Consolidated Statement of Financial Position because, irrespective of the bankruptcy proceedings, Solutia will be required to comply with environmental requirements in the conduct of its business, regardless of when the underlying environmental contamination occurred. However, Solutia ultimately expects to seek recovery against other potentially responsible parties at certain of these locations. Solutia spent $10 million in 2006 for remediation of these properties. In 2007, Solutia anticipates spending a similar amount related to these properties currently owned or operated by Solutia.

         Solutia had an accrued liability of $81 million and $82 million as of December 31, 2006 and 2005, respectively, for properties not owned or operated by Solutia which was classified as subject to compromise in the Consolidated Statement of Financial Position. Under the Plan and the Relationship Agreement, as between Monsanto and Solutia, Monsanto would accept financial responsibility for environmental remediation obligations at all sites for which Solutia was required to assume responsibility at the Solutia Spinoff but which were never owned or operated by Solutia. This includes more than 50 sites with active remediation projects and approximately 200 additional known sites and off-site disposal facilities, as well as sites that have not yet been identified. Finally, Monsanto would share financial responsibility with Solutia for off-site remediation costs in Anniston, Alabama and Sauget, Illinois. Remediation activities are currently being funded by Monsanto for all of these properties not owned or operated by Solutia, with the exception of one off-site remediation project in Sauget, Illinois. Monsanto's funding of these remediation activities may give rise to a claim against Solutia which Monsanto may assert in Solutia's Chapter 11 bankruptcy case. In addition, Solutia has only made minimal adjustments to its recorded environmental liabilities classified as subject to compromise for ongoing remediation activities since the inception of Solutia's bankruptcy case to reflect actual cash expenditures incurred by the Company. Any other adjustments to this liability are not deemed appropriate by the Company at this time given the uncertainty regarding any potential claim amount to be asserted by Monsanto.

         In addition to the bankruptcy proceedings, Solutia's environmental liabilities are also subject to changing governmental policy and regulations, discovery of unknown conditions, judicial proceedings, changes in method and extent of remediation, existence of other potentially responsible parties and changes in technology. Solutia believes that the known and unknown environmental matters, including matters classified as subject to compromise for which Solutia may ultimately assume responsibility, when ultimately resolved, which may be over an extended period of time, could have a material effect on the consolidated financial position, liquidity and profitability of Solutia.

SELF-INSURANCE

         As discussed in Item 3 of this Annual Report, because of the size and nature of its business, Solutia is a party to numerous legal proceedings. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. In addition, at the time of Solutia's spinoff from Pharmacia, Solutia assumed the defense of specified legal proceedings and agreed to indemnify Pharmacia in connection with those proceedings. Solutia has determined that these defense and indemnification obligations to Pharmacia are pre-petition obligations under the U.S. Bankruptcy Code that Solutia is prohibited from performing, except pursuant to a confirmed plan of reorganization. As a result, Solutia has ceased performance of these obligations. Solutia's cessation of performance may give rise to a pre-petition unsecured claim against Solutia which Pharmacia may assert in Solutia's Chapter 11 bankruptcy case.

         Since the spinoff, Solutia has been responsible for bearing the costs associated with various toxic tort lawsuits related to PCBs, premises-based asbestos and other chemical exposures from the conduct of the historic chemical business of Pharmacia. At the time of the Chapter 11 bankruptcy filing, Solutia was defending approximately 520 asbestos actions (involving an estimated 3,500 to 4,500 plaintiffs) brought against Pharmacia. In addition, notwithstanding the settlement of cases relating to the Anniston plant site, Solutia was defending approximately 30 cases involving alleged exposure from PCB's manufactured by Pharmacia prior to the spinoff. Solutia was also defending approximately 100 general and product liability claims brought against Pharmacia.

         Claims for legal matters arising prior to Solutia's Chapter 11 bankruptcy filing will be addressed in the bankruptcy proceedings. As a result of the Chapter 11 petition, an automatic stay has been imposed against the commencement or continuation of legal proceedings against Solutia outside of the bankruptcy court process. Consequently, Solutia's pre-petition accrued liability for litigation of $111 million and $136 million as of December 31, 2006 and 2005, respectively, has been classified as subject to compromise in the Consolidated Statement of Financial Position. In general, all claims against Solutia that seek a recovery of assets of Solutia's estate will be addressed in the Chapter 11 bankruptcy process and paid only pursuant to the terms of a confirmed plan of reorganization. However, pursuant to a Bankruptcy Court order, Solutia made a $5 million payment with respect to pre-petition legal proceedings in both 2006 and 2005. Solutia cannot forecast the level of future pre-petition self-insurance spending and anticipated levels of recoveries based upon the inherent uncertainty underlying the bankruptcy proceedings.

         Solutia had an accrued liability of $11 million and $9 million as of December 31, 2006 and 2005, respectively, for post-petition self-insurance liabilities including workers' compensation, product, general, automobile and operations liability claims. Self-insurance expense was $5 million in 2006 and $4 million in both 2005 and 2004. Cash payments for self-insurance matters were $9 million in 2006, $8 million in 2005, and $9 million in 2004, whereas recoveries from insurance carriers were less than $1 million in 2006, $1 million in 2005, and $7 million in 2004. Included in the 2006, 2005 and 2004 payments was a $5 million scheduled payment with respect to the 2003 Anniston PCB litigation settlement paid pursuant to a Bankruptcy Court order.

EMPLOYEE BENEFITS

         Employee benefits include noncontributory defined benefit pension plans and OPEB that provide certain health care and life insurance benefits. Solutia also has stock option plans covering officers and employees and a non-employee director compensation plan for non-employee members of Solutia's board of directors.

         Under the provisions of SFAS No. 87 and SFAS No. 106, measurement of the obligations under the defined benefit pension plans and the OPEB plans are subject to a number of assumptions. These include the rate of return on pension plan assets, health care cost trend rates and the rate at which the future obligations are discounted to value the liability at December 31st of each year presented in the Consolidated Statement of Financial Position. The amounts reflected in the consolidated financial statements and accompanying notes do not reflect the impact of any future changes to the benefit plans that might be contemplated as a result of the bankruptcy filing. Due to the inherent uncertainty involved with the bankruptcy proceedings, the recorded amounts related to Solutia's debtor pension plans, as well as other debtor postretirement plans, have been classified as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2006.

         Solutia amended its U.S. qualified pension plan in 2004 for non-union participants and in 2005 for union participants to cease future benefit accruals effective July 1, 2004 and January 1, 2006, respectively. Further, Solutia amended its U.S. postretirement plan in 2004 for non-union, active employees and in 2005 for union, active employees to discontinue all postretirement benefits after attaining age 65, make changes to certain eligibility requirements for pre-65 postretirement benefits with the eventual elimination of these benefits by 2016, and eliminate retiree life insurance benefits for future retirees. In addition, Solutia amended its U.S. postretirement plan in 2006 for retiree participants to terminate medical benefits for certain retirees who are Medicare eligible, and if not Medicare eligible, to terminate medical benefits on the earlier of (a) the date such retirees or participants become Medicare eligible if such date is on or after January 1, 2007 or (b) October 19, 2016.

         Pension expense in accordance with SFAS No. 87 was $23 million in 2006 and $29 million in both 2005 and 2004, and expense for OPEB was $30 million in 2006, $42 million in 2005 and $44 million in 2004. In addition, Solutia did not record any charges resulting from pension and postretirement benefit plan curtailments and settlements in 2006, while the Company recorded charges of $13 million in 2005 and $35 million in 2004 (as more fully described in Note 16 to the accompanying consolidated financial statements).

         Pension Plan Funded Status

         The majority of Solutia's employees are covered under noncontributory defined benefit pension plans. The pension plans are funded in accordance with Solutia's long-range projections of the plan's financial conditions. These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets and income tax and other regulations. The amount of pension plan underfunding in the pension plans decreased to $353 million as of December 31, 2006 from $540 million as of December 31, 2005.

         Solutia actively manages funding of its domestic qualified pension plan in order to meet the requirements of the IRS and the Pension Benefits Guarantee Corporation (a U.S. federal agency). Solutia contributed $179 million in 2006 to the qualified pension plan in accordance with IRS funding rules and made a discretionary contribution of $11 million in 2004 to the qualified pension plan in order to minimize future required contributions and to utilize available tax benefits. No contributions were made during 2005 to the qualified pension plan. According to current IRS funding rules, Solutia estimates that it will be required to make approximately $100 million in pension contributions to its U.S. qualified pension plan in 2007. In addition, Solutia contributed $6 million in 2006, $5 million in 2005 and $4 million in 2004, respectively, to fund its foreign pension plans. Moreover, Solutia expects to be required to fund a like amount in pension contributions for its foreign pension plans in 2007.

DERIVATIVE FINANCIAL INSTRUMENTS

         Solutia's business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, Solutia enters into various hedging transactions that enable it to alleviate the adverse effects of financial market risk. Solutia's hedging transactions are carried out under policies and procedures approved by the Audit and Finance Committee of the Board of Directors, which does not permit the purchase or holding of any derivative financial instruments for trading purposes. Notes 2 and 8 to the accompanying consolidated financial statements include further discussion of Solutia's accounting policies for derivative financial instruments.

         Foreign Currency Exchange Rate Risk

         Solutia manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. Solutia uses foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. Solutia primarily uses forward exchange contracts and purchased options with maturities of less than 18 months to hedge these risks. Solutia also enters into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. Corporate policy prescribes the range of allowable hedging activity and what hedging instruments Solutia is permitted to use. Because the counterparties to these contracts are major international financing institutions, credit risk arising from these contracts is not significant, and Solutia does not anticipate any counterparty losses. Currency restrictions are not expected to have a significant effect on Solutia's cash flows, liquidity or capital resources. Major currencies affecting Solutia's business are the U.S. dollar, British pound sterling, Euro, Canadian dollar, Swiss franc, Brazilian real, Chinese yuan and the Japanese yen.

         At December 31, 2006, Solutia had currency forward contracts to purchase and sell $181 million of currencies, principally the Euro, Swiss franc, and U.S. dollar, with average remaining maturities of four months. Based on Solutia's overall currency rate exposure at December 31, 2006, including derivatives and other foreign currency sensitive instruments, a 10 percent adverse change in quoted foreign currency rates of these instruments would result in a change in fair value of these instruments of $15 million. This is consistent with the overall foreign currency exchange rate exposure at December 31, 2005.

         Interest Rate Risk

         Interest rate risk is primarily related to changes in interest expense from floating rate debt. Solutia believes its current debt structure mitigates some of the risk associated with changes in interest rates due to the combination of fixed versus floating rate debt instruments. Further, periodically, the Company does enter into contracts to further mitigate interest rate risk. A 1 percent increase in the LIBOR and EURIBOR would have increased interest expense by approximately $9 million during 2006, assuming the debt composition at December 31, 2006 was consistent throughout the year. This is consistent with the overall interest rate exposure at December 31, 2005.

         Commodity Price Risk

         Certain raw materials and energy resources used by Solutia are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. Solutia uses forward and option contracts to manage a portion of the volatility related to anticipated energy purchases. Solutia had commodity forward contracts with notional amounts of $2 million associated with future natural gas purchases as of December 31, 2006. Based on Solutia's overall energy market rate exposure at December 31, 2006, including derivatives and other commodity sensitive instruments, a 10 percent adverse change in quoted market rates of these instruments would result in a less than $1 million decrease in fair value of these instruments. This is consistent with the overall commodity price exposure at December 31, 2005. In addition, Solutia mitigates some of its commodity price risks through formula based contractual pricing for certain products within the Integrated Nylon segment. The use of these types of arrangements has increased in 2006 compared to previous years.

RESTRUCTURING ACTIVITIES

         During 2006, Solutia recorded $3 million of decommissioning and dismantling costs primarily as a result of the shut-down of its acrylic fibers business in 2005, and $3 million of asset write-downs. Solutia also recorded $3 million of future contractual payments related to the termination of a third party manufacturing agreement. These costs were all recorded within Reorganization Items, net with $4 million in the Integrated Nylon segment and $5 million in the Performance Products segment. In addition, Solutia recorded $8 million of severance and retraining costs in 2006 with $4 million recorded in Reorganization Items, net and $4 million in Marketing and Administrative expenses involving headcount reductions within the Integrated Nylon and Performance Products, as well as the corporate function. Cash outlays associated with the restructuring actions were funded from operations.

         During 2005, Solutia recorded restructuring charges of $13 million in Reorganization Items, net involving the shut-down of its acrylic fiber operations and shut-down of its nylon industrial fiber manufacturing unit at its plant in Pensacola, Florida. This $13 million of net charges from the closure of these businesses included $12 million of asset write-downs, $7 million of decontamination and dismantling costs and $4 million of severance and retraining costs, partially offset by a $7 million gain from the reversal of the LIFO reserve associated with the inventory sold and/or written off as part of the business shut-down and a $3 million gain from the sale of certain acrylic fibers assets. In addition, Solutia recorded $5 million of severance and retraining costs in 2005 with $3 million recorded in Reorganization Items, net and $2 million in Cost of Goods Sold involving headcount reductions within the Integrated Nylon and Performance Products segments, as well as the corporate function. Cash outlays associated with the restructuring actions were funded from operations.

         During 2004, Solutia recorded restructuring and severance charges of $18 million to Cost of Goods Sold principally related to the closure of Solutia's chlorobenzenes operations as well as certain other non-strategic operations, including $10 million for decommissioning and dismantling costs, $3 million of severance and retraining costs; $2 million related to operating leases where the underlying services and properties are no longer providing benefit; and $3 million of various other restructuring charges. In addition, Solutia recorded $4 million of severance and retraining costs during 2004 in Reorganization Items, net principally related to workforce reduction initiatives of management positions within the corporate function directly associated with the bankruptcy reorganization process. Cash outlays associated with the restructuring actions were funded from operations.

FINANCIAL CONDITION AND LIQUIDITY

         As discussed in Note 1 to the accompanying consolidated financial statements, Solutia is operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. As a result of the uncertainty surrounding Solutia's current circumstances, it is difficult to predict Solutia's actual liquidity needs and sources. However, based upon current and anticipated levels of operations during the continuation of the bankruptcy proceedings, Solutia believes that its liquidity and capital resources will be sufficient to maintain its normal operations at current levels. Solutia's access to additional financing while in the Chapter 11 bankruptcy process may be limited.

         Financial Analysis

         Solutia used its existing cash on-hand to finance operating needs and capital expenditures during 2006. Cash used in continuing operations was $187 million in 2006 compared to cash used by continuing operations of $39 million in 2005. The increase in 2006 as compared to 2005 in cash used in continuing operations was primarily attributable to higher pension contributions and increases in working capital items, including a significant increase in trade receivables resulting from higher net sales and an increase in days sales outstanding due to a shift in sales mix within the Integrated Nylon segment. Partially offsetting these uses was the receipt of a dividend from Flexsys in 2006 as compared to no dividend received in the prior year. In 2005, cash used by continuing operations was $39 million compared to cash provided by continuing operations of $25 million in 2004. The change in 2005 as compared to 2004 was primarily attributable to changes in working capital items including a significant change in accounts payable in 2005 due to the relative stabilization in accounts payable terms in 2005 compared to 2004 when terms significantly improved due to Solutia's filing of Chapter 11 bankruptcy in late 2003.

         Solutia's working capital, defined as current assets less current liabilities, decreased by $319 million to ($253) million at December 31, 2006, compared to $66 million at December 31, 2005. The change was primarily a result of higher short-term debt from additional DIP credit facility borrowings as well as a decrease of $44 million related to the sale of the pharmaceutical services business, partially offset by higher cash on-hand and an increase in trade receivables.

         Capital spending increased $30 million to $105 million in 2006 as compared to $75 million in 2005. The expenditures in 2006 were primarily to fund certain strategic initiatives in the Performance Products and Integrated Nylon segments, as well as various capital improvements and certain cost reduction projects. Capital spending increased by $26 million in 2005 as compared to $49 million in 2004. Expenditures during 2005 were used primarily to fund certain growth initiatives, as well as various capital improvements and certain cost reduction projects. In addition, included in 2004 was $5 million of capital spending incurred as a result of damage from Hurricane Ivan. In 2007, Solutia expects capital spending will be approximately $120 million and will focus on growth initiatives including the continued expenditures on the new SAFLEX(R) plastic interlayer plant in China expected to be completed in 2007, the addition of a third SAFLEX(R) line in the plant in Ghent, Belgium expected to be completed in 2008, and the transformation of staple carpet lines to plastic polymer lines. Approximately $15 million of estimated capital requirements were committed at December 31, 2006.

         Solutia continued to divest certain non-strategic businesses in order to focus resources on core businesses. The proceeds from these and other asset sales generated $77 million in 2006 and $81 million in 2005. Proceeds from divestitures in 2004 were less than $1 million. During 2006, net proceeds were primarily comprised of $69 million received from the pharmaceutical services business divestiture. During 2005, net proceeds included $76 million received from the Astaris transaction with an additional approximately $20 million deposited into escrow accounts. Distributions, if any, from the escrow accounts are expected to be received in 2007, subject to certain terms and conditions of the asset purchase agreement and the escrow agreements. Solutia lenders under the DIP credit facility agreed to waive certain prepayment requirements and allowed Solutia to retain the entire proceeds of the Astaris sale. In addition, $3 million of proceeds were received in 2005 from the sale of assets associated with the closure of Solutia's acrylic fibers business in 2005.

         Total debt of $1,528 million as of December 31, 2006, including $668 million subject to compromise and $860 million not subject to compromise, increased by $313 million as compared to $1,215 million at December 31, 2005, which included $668 million subject to compromise and $547 million not subject to compromise. This increase in total debt resulted primarily from $350 million of additional borrowings from Solutia's DIP credit facility in 2006, of which $300 million resulted from the March 2006 amendment to the DIP credit facility (as described below), partially offset by a $51 million payment on SESA's Facility Agreement (as described below).

         The weighted average interest rate on Solutia's total debt outstanding at December 31, 2006 was 8.4 percent compared to 8.7 percent at December 31, 2005. Excluding debt subject to compromise, with the exception of the 11.25 percent notes due 2009 on which the Bankruptcy Court has permitted continued payments of the contractual interest, the weighted average interest rate on total debt was 8.9 percent at December 31, 2006 compared to 9.8 percent at December 31, 2005. The reductions in weighted average rates in 2006 are due to the refinancing of the Euronotes and the amendment to the DIP Financing Agreement. While operating as a debtor-in-possession during the Chapter 11 proceedings, Solutia has ceased paying interest on its 6.72 percent debentures due 2037 and its 7.375 percent debentures due 2027. The amount of annual contractual interest expense not recorded in each of 2006 and 2005 was approximately $32 million.

         As a result of the Chapter 11 bankruptcy filing, Solutia was in default on all its debt agreements as of December 31, 2006, with the exception of its DIP credit facility and SESA's Facility Agreement. In addition, subsequent to Solutia's bankruptcy filing, Moody's Investors Ratings Services and Standard & Poor's withdrew all ratings for Solutia and its related debt securities.

         Solutia had a shareholders' deficit of $1,405 million at December 31, 2006, compared to a shareholders' deficit of $1,433 million at December 31, 2005. Shareholders' deficit decreased principally due to a $24 million decrease in additional minimum pension liability and net income of $2 million.

         At December 31, 2006, Solutia's total liquidity was $245 million in the form of $95 million of availability under the final DIP credit facility and approximately $150 million of cash on-hand, of which $112 million was cash of Solutia's subsidiaries that are not parties to the Chapter 11 bankruptcy proceedings. In comparison, at December 31, 2005 Solutia's total liquidity was $238 million in the form of $131 million of availability under the final DIP credit facility and approximately $107 million of cash on-hand, of which $89 million was cash of Solutia's subsidiaries that are not parties to the Chapter 11 bankruptcy proceedings.

         Solutia contributed $179 million to its U.S. qualified domestic pension plan in 2006 in accordance with IRS funding rules. According to current IRS funding rules, Solutia will be required to make approximately $100 million in pension contributions to its U.S. qualified pension plan in 2007. In addition, Solutia contributed $6 million in 2006 to fund its foreign pension plans and expects to be required to fund a like amount in pension contributions for its foreign pension plans in 2007.

         Astaris Financing Activities

         On October 8, 2003 Solutia and Astaris, a 50/50 joint venture with FMC Corporation ("FMC"), amended Astaris' external financing agreement to release the Astaris lenders' security interests in certain Solutia assets in exchange for Solutia's posting of a $67 million letter of credit, representing fifty percent of the Astaris lenders' outstanding commitments to Astaris. Solutia used approximately $36 million in 2004 for investment payments ("keepwell payments") to keep the Astaris joint venture in compliance with its financial covenants. There were no keepwell payments made in 2005. The remaining commitment to Astaris was $10 million as of December 31, 2004, which was subsequently terminated as part of Astaris' refinancing of its credit facility on February 8, 2005.

         Solutia and FMC had also agreed to allow Astaris to defer up to $27 million of payment obligations to each of Solutia and FMC under existing operating agreements and certain other agreements. The deferral amount outstanding from Astaris to Solutia was $16 million as of December 31, 2004. In February 2005, this deferral agreement was terminated and all amounts outstanding were paid in full in conjunction with the Astaris refinancing.

         Amendments to DIP Financing Agreement

         On March 17, 2006, Solutia amended its DIP credit facility with Bankruptcy Court approval. This amendment, among other things, (i) increased the DIP credit facility from $525 million to $825 million; (ii) extended the term of the DIP credit facility from June 19, 2006 to March 31, 2007; (iii) decreased the interest rate on the term loan component of the DIP credit facility from LIBOR plus 425 basis points to LIBOR plus 350 basis points; (iv) increased certain thresholds allowing the Debtors to retain more of the proceeds from certain dispositions and other extraordinary receipts; (v) approved the disposition of certain assets of the Debtors; (vi) allowed refinancing of, and certain amendments to, SESA's outstanding Euronotes; and
(vii) amended certain financial and other covenants. The amendment contained a number of other changes

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
and other modifications required to make the remaining terms of the DIP credit facility consistent with the amendments set forth above.

         On January 25, 2007, Solutia completed the extension and upsizing of its $1,225 million of DIP credit facility, maturing March 31, 2008 with Bankruptcy Court approval. This represents a $400 million increase and a one year extension over Solutia's current DIP credit facility. The increased availability under the DIP credit facility provides Solutia with additional liquidity for operations and the ability to fund mandatory pension payments that are coming due in 2007, as well as funds to partially facilitate the acquisition of Akzo Nobel's stake in the 50/50 rubber chemical joint venture Flexsys Holding B.V. The DIP credit facility can be repaid by Solutia at any time without prepayment penalties.

         Euronotes Refinancing

         On July 26, 2006, Solutia's indirect 100% owned subsidiary SSI, a subsidiary of SESA, entered into a Facility Agreement guaranteed by SESA and CPFilms Vertriebs GmbH, a subsidiary of SESA. Closing of the Facility Agreement occurred on August 1, 2006. SESA used the proceeds of the Facility Agreement to refinance all of the Euronotes on August 1, 2006, at a prepayment premium of 3 percent, as required pursuant to the Euronotes, for a total redemption amount of approximately (euro)215 million, including accrued interest. The Euronotes were refinanced to reduce the interest rate, extend the term of the indebtedness and facilitate certain dispositions by Solutia, including the sale of its pharmaceutical services business described below.

         The Facility Agreement has a five-year term, with a termination date of July 31, 2011 and an adjustable rate structure of EURIBOR plus 275 basis points. The margin is subject to adjustment upon the occurrence of certain events specified in the Facility Agreement or upon SESA and its subsidiaries attaining certain financial benchmarks. The Facility Agreement consists of a
(euro)160 million term loan and a (euro)40 million term loan. The (euro)40 million term loan was repaid from the proceeds of the sale of Solutia's pharmaceutical services business during the third quarter 2006 (as further described in Note 4 to the accompanying consolidated financial statements). The Facility Agreement is secured by substantially all of the assets of SESA and its subsidiaries. The Facility Agreement also contains other customary terms and conditions, including certain financial covenants relating to the performance of SESA and its subsidiaries.

         PENNDOT Letter of Credit

         As a result of the favorable ruling in the PENNDOT litigation matter described in Note 20 to the accompanying consolidated financial statements, in August 2006, Monsanto released the $20 million letter of credit that Solutia posted to secure a portion of Pharmacia's obligations with respect to an appeal bond issued in relation to this case.

         Off-Balance Sheet Arrangements

         See Note 20 to the accompanying consolidated financial statements for a summary of off-balance sheet arrangements.

         Contingencies

         See Note 20 to the accompanying consolidated financial statements for a summary of Solutia's contingencies as of December 31, 2006.

         Commitments

         Solutia has entered into agreements with certain customers to supply a guaranteed quantity of certain products annually at prices specified in the agreements. In return, the customers have advanced funds to Solutia to cover the costs of expanding capacity to provide the guaranteed supply. Solutia has recorded the advances as deferred credits and amortizes the amounts to income as the customers purchase the associated products. The unamortized deferred credits were $91 million at December 31, 2006, and $100 million at December 31, 2005.

         The obligations of Solutia and Solutia Business Enterprises, Inc., as borrowers under Solutia's DIP credit facility, are guaranteed by Solutia's other domestic subsidiaries which own substantially all of Solutia's domestic assets. These subsidiaries are Axio Research Corporation, Beamer Road Management Company, CPFilms Inc., Monchem, Inc., Monchem International, Inc., Solutia Greater China, Inc., Solutia Inter-America, Inc., Solutia International Holding, LLC, Solutia Investments, LLC, Solutia Management Company, Inc., Solutia Overseas, Inc., Solutia Systems, Inc. and Solutia Taiwan,

Inc. The obligations also must be guaranteed by each of Solutia's subsequently acquired or organized domestic subsidiaries, subject to certain exceptions. In addition, Solutia and Solutia Business Enterprises, Inc. are jointly and severally liable with respect to their obligations under the final DIP credit facility, thus in effect each guaranteeing the other's debt.

         The following table summarizes Solutia's contractual obligations and commercial commitments that are not subject to compromise as of December 31, 2006. Payments associated with liabilities subject to compromise have been excluded from the table below, as Solutia cannot accurately forecast its future level and timing of spending given the inherent uncertainties associated with the ongoing Chapter 11 bankruptcy process. See Note 3 to the accompanying consolidated financial statements for further disclosure concerning liabilities subject to compromise.

----------------------------------------------------------------------------------------------------------------------
                                                                OBLIGATIONS DUE BY PERIOD (DOLLARS IN MILLIONS)
                                                       ---------------------------------------------------------------
               CONTRACTUAL OBLIGATIONS                                                           2010-     2012 AND
                                                          TOTAL     2007      2008      2009     2011     THEREAFTER
----------------------------------------------------------------------------------------------------------------------
Credit Facility (a)                                        $650     $650       $--      $ --       $ --       $ --
----------------------------------------------------------------------------------------------------------------------
Interest Payments Related to Credit Facility (a)             15       15        --        --         --         --
----------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                              210       --        --        --        210         --
----------------------------------------------------------------------------------------------------------------------
Interest Payments Related to Long-Term Debt                  61       13        13        13         22         --
----------------------------------------------------------------------------------------------------------------------
Operating Leases                                             13        6         4         2          1         --
----------------------------------------------------------------------------------------------------------------------
Unconditional Purchase Obligations                            8        4         2         1          1         --
----------------------------------------------------------------------------------------------------------------------
Standby Letters of Credit (b)                                76       74         1        --         --          1
----------------------------------------------------------------------------------------------------------------------
Postretirement Obligations(c)                                52        6         6         6         13         21
----------------------------------------------------------------------------------------------------------------------
Environmental Remediation                                    78       14        13        13         12         26
----------------------------------------------------------------------------------------------------------------------
Other Commercial Commitments(d)                              91        8         6         4          8         65
----------------------------------------------------------------------------------------------------------------------
TOTAL CONTRACTUAL OBLIGATIONS                            $1,254     $790       $45       $39       $267       $113
----------------------------------------------------------------------------------------------------------------------

     (a) The DIP credit facility was amended on January 25, 2007 and increased the term loan to $975 million and is payable upon the earlier of emergence from Chapter 11 or March 31, 2008. The interest rate on the amended DIP credit facility is LIBOR plus 300 basis points. The $15 million of interest payments related to credit facility assumes the maturity of the current DIP credit facility on March 31, 2007.
     (b) Standby letters of credit contractually expiring in 2007 are generally anticipated to be renewed or extended by extensions with existing standby letters of credit providers.
     (c) Represents estimated future minimum funding requirements for funded pension plans classified as not subject to compromise and estimated future benefit payments for unfunded pension and other postretirement plans classified as not subject to compromise.
     (d) Other commercial commitments represent agreements with Solutia's customers to supply a guaranteed quantity of certain products annually at prices specified in the underlying agreements.

RECENTLY ISSUED ACCOUNTING STANDARDS

         See Note 2 to the accompanying consolidated financial statements for a summary of recently issued accounting standards.


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